UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

Xinyuan Real Estate Co., Ltd.
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

98417P105 1
(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1  This CUSIP number applies to the Issuer's American Depositary Shares, each representing two shares of Common Stock.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Alpha Fund V Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 166,322*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 166,322*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 166,322*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole limited partner of Drawbridge Global Alpha Intermediate Fund L.P.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Alpha Intermediate Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 166,322*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 166,322*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 166,322*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the owner of approximately 33.39% of the outstanding shares of DBGM Alpha V Ltd.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Master Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,311,200
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 10,311,200
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Intermediate Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,143,096*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,143,096*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,143,096*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the owner of approximately 36.02% of the outstanding shares of DBGM Offshore Ltd.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,309,418*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,309,418*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,309,418*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of each of Drawbridge Global Macro Intermediate Fund L.P. and Drawbridge Global Alpha Intermediate Fund L.P.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Principal Holdings I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,309,418*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,309,418*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,309,418*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of DBGM Associates LLC.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON FIG Asset Co. LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,309,418*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,309,418*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,309,418*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.0% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Principal Holdings I LP.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Fund Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,143,096*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,143,096*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,143,096*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.9% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole limited partner of Drawbridge Global Macro Intermediate Fund L.P.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 418,861*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 418,861*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,861*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the owner of approximately 38.53% of the outstanding interests in DBGM Onshore LP.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON IA

*  Solely in its capacity as the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd, Drawbridge Global Macro Intermediate Fund L.P., Drawbridge Global Alpha Fund V Ltd, Drawbridge Global Alpha Intermediate Fund L.P., Drawbridge Global Macro Master Fund Ltd, DBGM Offshore Ltd, DBGM Alpha V Ltd and DBGM Onshore LP.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Drawbridge Global Macro GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 418,861*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 418,861*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 418,861*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Fortress Operating Entity II LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of Drawbridge Global Macro GP LLC and DBGM Onshore GP LLC.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON FIG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Fortress Operating Entity I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON PN

*  Solely in its capacity as the sole managing member of FIG LLC.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON FIG Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON CO

*  Solely in its capacity as the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON Fortress Investment Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

*  Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial interest of FIG Corp. and the sole managing member of FIG Asset Co. LLC.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Onshore LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,086,800*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,086,800*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,086,800*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%  (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

* Solely in its capacity as the owner of 10.54% of a class of shares of Drawbridge Global Macro Master Fund Ltd corresponding to the underlying securities.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Offshore Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 8,726,368*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 8,726,368*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,726,368*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

* Solely in its capacity as the owner of 84.63% of a class of shares of Drawbridge Global Macro Master Fund Ltd corresponding to the underlying securities.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Alpha V Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 498,031*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 498,031*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 498,031*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%  (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

* Solely in its capacity as the owner of 4.83% of a class of shares of Drawbridge Global Macro Master Fund Ltd corresponding to the underlying securities.

CUSIP No.: 98417P105
1		NAME OF REPORTING PERSON DBGM Onshore GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) [ ] (b) [ ]
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,311,200*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,311,200*
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,311,200*
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
11

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.4% (based on 151,688,262 shares of common stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes)

12		TYPE OF REPORTING PERSON OO

* Solely in its capacity as the general partner of DBGM Onshore LP and as the holder of the management shares of DBGM Offshore Ltd and DBGM Alpha V Ltd.

Item 1.
	(a)	Name of Issuer:

The name of the issuer is Xinyuan Real Estate Co., Ltd. (the “Issuer”).

	(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 27/F, China Central Place, Tower II, 79 Jianguo Road, Chaoyang District, Beijing 100025, People’s Republic of China.

Item 2.
	(a)	Name of Person Filing:

This statement is filed by:

		(i)	Drawbridge Global Alpha Fund V Ltd, a Cayman Islands company, is the sole limited partner of Drawbridge Global Alpha Intermediate Fund L.P.;

		(ii)	Drawbridge Global Alpha Intermediate Fund L.P., a Cayman Islands limited partnership, owns approximately 33.39% of the issued and outstanding shares of DBGM Alpha V Ltd;

		(iii)	Drawbridge Global Macro Master Fund Ltd, a Cayman Islands company, directly owns shares described herein;

		(iv)	Drawbridge Global Macro Intermediate Fund L.P., a Cayman Islands limited partnership, owns approximately 36.02% of the issued and outstanding shares of DBGM Offshore Ltd;

		(v)	DBGM Associates LLC, a Delaware limited liability company, is the general partner of each of Drawbridge Global Macro Intermediate Fund L.P. and Drawbridge Global Alpha Intermediate Fund L.P.;

		(vi)	Principal Holdings I LP, a Delaware limited partnership, is the sole managing member of DBGM Associates LLC;

		(vii)	FIG Asset Co. LLC, a Delaware limited liability company, is the general partner of Principal Holdings I LP;

		(viii)	Drawbridge Global Macro Fund Ltd, a Cayman Islands company, is the sole limited partner of Drawbridge Global Macro Intermediate Fund LP;

		(ix)	Drawbridge Global Macro Fund LP, a Delaware limited partnership, owns approximately 38.53% of the issued and outstanding interests in DBGM Onshore LP;

(x)
Drawbridge Global Macro Advisors LLC, a Delaware limited liability company, is the investment advisor of each of Drawbridge Global Macro Fund LP, Drawbridge Global Macro Fund Ltd, Drawbridge Global Macro Intermediate Fund L.P., Drawbridge Global Alpha Fund V Ltd, Drawbridge Global Alpha Intermediate Fund L.P. and Drawbridge Global Macro Master Fund Ltd;

		(xi)	Drawbridge Global Macro GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Global Macro Fund LP;

		(xii)	Fortress Operating Entity II LP, a Delaware limited partnership, is the sole managing member of Drawbridge Global Macro GP LLC and DBGM Onshore GP LLC;

		(xiii)	FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Global Macro Advisors LLC;

		(xiv)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of FIG LLC;

		(xv)	FIG Corp., a Delaware corporation, is the general partner of each of Fortress Operating Entity I LP and Fortress Operating Entity II LP;

(xvi)
Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp. and the sole managing member of FIG Asset Co. LLC;

		(xvii)	DBGM Onshore GP LLC, a Delaware limited liability company, is the general partner of DBGM Onshore LP and the holder of the management shares of DBGM Offshore Ltd and DBGM Alpha V Ltd;

		(xviii)	DBGM Onshore LP, a Delaware limited partnership, owns approximately 10.54% of a class of shares of Drawbridge Global Macro Master Fund Ltd corresponding to the underlying securities;

		(xix)	DBGM Offshore Ltd, a Cayman Islands company, owns approximately 84.63% of a class of shares of Drawbridge Global Macro Master Fund Ltd corresponding to the underlying securities; and

		(xx)	DBGM Alpha V Ltd, a Cayman Islands company, owns approximately 4.83% of a class of shares of Drawbridge Global Macro Master Fund Ltd corresponding to the underlying securities.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

	(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of DBGM Onshore GP LLC, DBGM Associates LLC, FIG Asset Co. LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of DBGM Onshore LP, Drawbridge Global Macro Fund LP, Principal Holdings I LP, Fortress Operating Entity I LP and Fortress Operating Entity II LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Alpha Fund V Ltd, DBGM Offshore Ltd, DBGM Alpha V Ltd, Drawbridge Global Macro Master Fund Ltd and Drawbridge Global Macro Fund Ltd is a company organized under the laws of the Cayman Islands. Each of Drawbridge Global Alpha Intermediate Fund L.P. and Drawbridge Global Macro Intermediate Fund L.P. is a limited partnership organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

	(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”) and American Depositary Shares, each representing 2 common shares of the Issuer.

	(e)	CUSIP Number:

98417P105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

As of June, 30, 2009, Drawbridge Global Macro Master Fund Ltd is the beneficial owner of (i) 714,200 shares of Common Stock issuable upon the exercise of warrants issued pursuant to the Warrant Agreement dated as of April 13, 2007 and (ii) 9,597,000 shares of Common Stock issuable upon the conversion of 2% Guaranteed Convertible Subordinated Notes due 2012.

The percentages used in this Item 4 are calculated based on 151,688,262 shares of Common Stock outstanding as of June 30, 2009, and an additional 10,311,200 shares of Common Stock issuable upon the exercise of the warrants and the conversion of the notes.

	A.	Drawbridge Global Alpha Fund V Ltd
(a) Amount beneficially owned: 166,320
(b) Percent of class: Less than 1%
(c) (i) Sole power to vote or direct the vote: 166,320
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 166,320
(iv) Shared power to dispose or direct the disposition: 0

	B.	Drawbridge Global Alpha Intermediate Fund L.P.
(a) Amount beneficially owned: 166,320
(b) Percent of class: Less than 1%
(c) (i) Sole power to vote or direct the vote: 166,320
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 166,320
(iv) Shared power to dispose or direct the disposition: 0

F.	Drawbridge Global Macro Master Fund Ltd
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 10,311,200
(ii) Shared power to vote or direct the vote: 0
(iii) Sole power to dispose or direct the disposition: 10,311,200
(iv) Shared power to dispose or direct the disposition: 0

G.	Drawbridge Global Macro Intermediate Fund L.P.
	(a)	Amount beneficially owned: 3,143,096
	(b)	Percent of class: 1.9%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,143,096
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,143,096

H.	DBGM Associates LLC
	(a)	Amount beneficially owned: 3,309,418
	(b)	Percent of class: 2.0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,309,418
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,309,418

I.	Principal Holdings I LP
	(a)	Amount beneficially owned: 3,309,418
	(b)	Percent of class: 2.0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,309,418
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,309,418

J.	FIG Asset Co. LLC
	(a)	Amount beneficially owned: 3,309,418
	(b)	Percent of class: 2.0%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,309,418
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,309,418

K.	Drawbridge Global Macro Fund Ltd
	(a)	Amount beneficially owned: 3,143,096
	(b)	Percent of class: 1.9%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 3,143,096
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 3,143,096

L.	Drawbridge Global Macro Fund LP
	(a)	Amount beneficially owned: 418,861
	(b)	Percent of class: Less than 1%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 418,861
(iii) Sole power to dispose or direct the disposition: 0

(iv) Shared power to dispose or direct the disposition: 418,861

M.	Drawbridge Global Macro Advisors LLC
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

N.	Drawbridge Global Macro GP LLC
	(a)	Amount beneficially owned: 418,861
	(b)	Percent of class: Less than 1%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 418,861
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 418,861

O.	Fortress Operating Entity II LP
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

P.	FIG LLC
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

Q.	Fortress Operating Entity I LP
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

R.	FIG Corp.
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

S.	Fortress Investment Group LLC
	(a)	Amount beneficially owned: 10,311,200
	(b)	Percent of class: 6.4%
	(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200

(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

	T.	DBGM Offshore Ltd
		(a)	Amount beneficially owned: 8,726,368
		(b)	Percent of class: 5.4%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 8,726,368
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 8,726,368

	U.	DBGM Onshore LP
		(a)	Amount beneficially owned: 1,086,800
		(b)	Percent of class: Less than 1%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 1,086,800
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 1,086,800

	V.	DBGM Alpha V Ltd
		(a)	Amount beneficially owned: 498,031
		(b)	Percent of class: Less than 1%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 498,031
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 498,031

	W.	DBGM Onshore GP LLC
		(a)	Amount beneficially owned: 10,311,200
		(b)	Percent of class: 6.4%
		(c)	(i) Sole power to vote or direct the vote: 0
(ii) Shared power to vote or direct the vote: 10,311,200
(iii) Sole power to dispose or direct the disposition: 0
(iv) Shared power to dispose or direct the disposition: 10,311,200

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of a Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DRAWBRIDGE GLOBAL ALPHA FUND V LTD

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009
DRAWBRIDGE GLOBAL ALPHA INTERMEDIATE FUND L.P.

By:	DBGM ASSOCIATES LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009
DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND L.P.

By:	DBGM ASSOCIATES LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DBGM ASSOCIATES LLC

By:	PRINCIPAL HOLDINGS I LP its sole managing member

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

PRINCIPAL HOLDINGS I LP

By:	FIG ASSET CO. LLC its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

FIG ASSET CO. LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DRAWBRIDGE GLOBAL MACRO FUND LTD

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DRAWBRIDGE GLOBAL MACRO FUND LP

By:	DRAWBRIDGE GLOBAL MACRO FUND GP LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

DRAWBRIDGE GLOBAL MACRO GP LLC

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

FORTRESS OPERATING ENTITY II LP

By:	FIG CORP. its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel and VP

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP. its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 10, 2009

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 10, 2009

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

DBGM ONSHORE LP

By:	DBGM ONSHORE GP LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM ONSHORE GP LLC

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM OFFSHORE LTD

By:	DBGM ONSHORE GP LLC the holder of its management shares

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM ALPHA V LTD

By:	DBGM ONSHORE GP LLC the holder of its management shares

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

Exhibit No.	Exhibit
1
Joint Filing Agreement, dated July 10, 2009, by and among Drawbridge Global Alpha Fund V Ltd, Drawbridge Global Alpha Intermediate Fund L.P., Drawbridge Global Macro Master Fund Ltd, Drawbridge Global Macro Intermediate Fund L.P., DBGM Onshore LP, DBGM Onshore GP LLC, DBGM Offshore Ltd, DBGM Alpha V Ltd, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd, Drawbridge Global Macro Fund LP, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, Fortress Operating Entity II LP, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC.

Exhibit 1

JOINT FILING AGREEMENT

This JOINT FILING AGREEMENT, dated as of July 10, 2009, is entered into by and among Drawbridge Global Alpha Fund V Ltd, Drawbridge Global Alpha Intermediate Fund L.P., Drawbridge Global Macro Master Fund Ltd, Drawbridge Global Macro Intermediate Fund L.P., DBGM Onshore LP, DBGM Onshore GP LLC, DBGM Offshore Ltd, DBGM Alpha V Ltd, DBGM Associates LLC, Principal Holdings I LP, FIG Asset Co. LLC, Drawbridge Global Macro Fund Ltd, Drawbridge Global Macro Fund LP, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro GP LLC, Fortress Operating Entity II LP, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC (collectively referred to herein as the “Parties” and each individually as a “Party”). Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that Schedule 13G is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13G shall be filed on behalf of each of the Parties without the necessity of executing or filing additional joint filing agreements.  The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments, and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

DRAWBRIDGE GLOBAL ALPHA FUND V LTD

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DRAWBRIDGE GLOBAL ALPHA INTERMEDIATE FUND L.P.

By:	DBGM ASSOCIATES LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DRAWBRIDGE GLOBAL MACRO INTERMEDIATE FUND L.P.

By:	DBGM ASSOCIATES LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM ASSOCIATES LLC

By:	PRINCIPAL HOLDINGS I LP its sole managing member

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

PRINCIPAL HOLDINGS I LP

By:	FIG ASSET CO. LLC its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

FIG ASSET CO. LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary and General Counsel

DRAWBRIDGE GLOBAL MACRO FUND LTD

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DRAWBRIDGE GLOBAL MACRO FUND LP

By:	DRAWBRIDGE GLOBAL MACRO FUND GP LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DRAWBRIDGE GLOBAL MACRO GP LLC

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM ONSHORE LP

By:	DBGM ONSHORE GP LLC its general partner

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM ONSHORE GP LLC

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM OFFSHORE LTD

By:	DBGM ONSHORE GP LLC the holder of its management shares

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

DBGM ALPHA V LTD

By:	DBGM ONSHORE GP LLC the holder of its management shares

By:	/s/ Kevin Treacy
	Name:	Kevin Treacy
	Title:	Authorized Signatory

FORTRESS OPERATING ENTITY II LP

By:	FIG CORP. its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

FIG LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel and VP

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP. its general partner

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

FIG CORP.

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel

FORTRESS INVSTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	Secretary, VP and General Counsel